Seer Reports Second Quarter 2026 Financial Results

and Reaffirms Full Year 2026 Outlook

REDWOOD CITY, Calif. – August 11, 2026 – Seer, Inc. (Nasdaq: SEER) (“Seer” or the “Company”), the pioneer and trusted partner for deep, unbiased proteomic insights, today announced financial results for the quarter ended June 30, 2026.

Recent Highlights

•
Achieved revenue of $3.1 million in the second quarter of 2026
•
Our collaborators from Korea University presented preliminary data at the 74th American Society for Mass Spectrometry Conference (ASMS), demonstrating potential of AI-driven plasma proteomics for multi-cancer screening
•
Proteograph leveraged in an independent study published in Nature Genetics, “Nanoparticle-enriched mass spectrometry proteomics in British South Asians identifies links between genetic variants, plasma protein levels and disease risk”
•
Initiated enforcement of our intellectual property rights against Nanomics Biotechnology Co., Ltd., with the U.S. International Trade Commission opening an investigation into Nanomics' importation of products believed to infringe Seer’s patents
•
Strong patent position exemplified by the European Patent Office concluding that Brigham and Women’s Hospital’s patent, exclusively licensed by Seer, will be maintained on the basis of claims covering particle-based enrichment for proteomics
•
Repurchased approximately 200,000 Class A common shares under our share repurchase program authorization as of June 30, 2026
•
Ended the quarter with approximately $209.5 million of cash, cash equivalents, and investments

"I’m proud that our technology is enabling the scientific community to do impactful work previously not possible. An important highlight this quarter was the presentation at the ASMS from our customers on how AI-driven proteomics can impact early detection of cancer,” said Omid Farokhzad, Chair and Chief Executive Officer. “During the quarter, we strengthened our commercial team, positioning Seer to better convert scientific leadership into revenue, and we took action to protect our core intellectual property on two continents."

Second Quarter 2026 Financial Results

Revenue was $3.1 million for the second quarter of 2026, a 23% decrease, compared to $4.1 million for the corresponding prior year period, primarily due to lower product and service revenue as a result of continuing macroeconomic headwinds in academic and government funding and continued elongation of sales cycles in some commercial accounts related to extended customer evaluations. Product revenue for the second quarter of 2026 was $2.3 million, consisting of sales of Proteograph instruments and consumable kits. Service revenue was $0.7 million for the second quarter of 2026. Other revenue was $0.1 million for the second quarter of 2026.

Gross profit was $1.5 million and gross margin was 49% for the second quarter of 2026.

Operating expenses were $18.3 million for the second quarter of 2026, including $1.5 million in stock-based compensation, a 19% decrease, compared to $22.6 million for the corresponding prior year period, including $3.7 million in stock-based compensation. The decrease in operating expenses was primarily driven by a decrease in employee compensation expenses, including stock-based compensation.

Net loss was $16.9 million for the second quarter of 2026, compared to $19.4 million for the corresponding prior year period.

Free cash flow, defined as net cash used in operating activities of approximately $25.0 million, less net purchases of property and equipment of approximately $265 thousand, for the six months ended June 30, 2026 was approximately negative $25.3 million.

Cash, cash equivalents and investments were approximately $209.5 million as of June 30, 2026.

2026 Guidance

Seer continues to expect full year 2026 revenue to be in the range of $16 million to $18 million, representing growth of 3% at the midpoint over full year 2025.

Webcast Information

Seer will host a conference call to discuss the second quarter 2026 financial results on Tuesday, August 11, 2026, at 1:30 pm Pacific Time / 4:30 pm Eastern Time. A webcast of the conference call can be accessed at https://investor.seer.bio. The webcast will be archived and available for replay for at least 90 days after the event.

About Seer, Inc.

Seer, Inc. (Nasdaq: SEER) sets the standard in deep, unbiased proteomics, delivering insights with a scale, speed, precision and reproducibility previously unattainable. Seer’s Proteograph® Product Suite integrates proprietary engineered nanoparticles, streamlined automation instrumentation, optimized consumables and advanced analytical software to overcome the limitations of traditional proteomic methods. Seer’s products are for research use only and are not intended for diagnostic procedures. For more information, visit www.seer.bio.

For more information, please email us at pr@seer.bio.

Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on Seer’s beliefs and assumptions and on information currently available to it on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause Seer’s actual results, performance, or achievements to be materially different from those expressed or implied by the forward-looking statements. These statements include but are not limited to statements regarding Seer’s plans and expectations regarding the adoption of Seer’s products, revenue growth, and the enforcement of its intellectual property rights. These and other risks are described more fully in Seer’s filings with the Securities and Exchange Commission (“SEC”) and other documents that Seer subsequently files with the SEC from time to time. Except to the extent required by law, Seer undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Media Contact:

Patrick Schmidt

pr@seer.bio

Investor Contact:

Marissa Bych

investor@seer.bio

SEER, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue:
Product	$2,323	$2,726	$4,433	$5,616
Service	679	797	1,219	2,000
Related party	—	409	56	461
Other	100	119	187	179
Total revenue	3,102	4,051	5,895	8,256
Cost of revenue:
Product	1,011	1,167	2,406	2,541
Service	347	395	517	926
Related party	—	69	6	139
Other	238	309	478	478
Total cost of revenue	1,596	1,940	3,407	4,084
Gross profit	1,506	2,111	2,488	4,172
Operating expenses:
Research and development	8,209	11,985	17,015	23,335
Selling, general and administrative	10,138	10,656	19,570	22,098
Total operating expenses	18,347	22,641	36,585	45,433
Loss from operations	(16,841)	(20,530)	(34,097)	(41,261)
Other income (expense):
Interest income	2,052	2,992	4,277	6,209
Loss on equity method investment	(2,088)	(1,841)	(3,816)	(3,416)
Other income (expense)	(13)	3	(81)	(755)
Total other income (expense)	(49)	1,154	380	2,038
Loss before provision for income taxes	(16,890)	(19,376)	(33,717)	(39,223)
Provision for income taxes	9	48	19	149
Net loss	$(16,899)	$(19,424)	$(33,736)	$(39,372)
Other comprehensive loss:
Unrealized gain (loss) on available-for-sale securities	(272)	2	(795)	171
Comprehensive loss	$(17,171)	$(19,422)	$(34,531)	$(39,201)
Net loss per share attributable to Class A and Class B common stockholders, basic and diluted	$(0.31)	$(0.33)	$(0.61)	$(0.67)
Weighted-average shares used in computing net loss per share attributable to Class A and Class B common stockholders, basic and diluted	55,164,080	58,087,565	55,577,709	58,744,490

SEER, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)

	June 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$26,075	$47,285
Short-term investments	126,778	138,612
Accounts receivable, net	2,136	4,282
Related party receivables	56	300
Other receivables	1,240	1,370
Inventory	7,663	7,795
Prepaid expenses and other current assets	2,150	1,890
Total current assets	166,098	201,534
Long-term investments	56,631	54,686
Operating lease right-of-use assets	19,281	20,488
Property and equipment, net	12,177	14,754
Restricted cash	524	524
Other assets	1,927	4,097
Total assets	$256,638	$296,083
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,161	$5,611
Accrued expenses	4,998	7,135
Deferred revenue	372	341
Operating lease liabilities, current	2,714	2,575
Other current liabilities	22	29
Total current liabilities	11,267	15,691
Operating lease liabilities, net of current portion	19,676	21,077
Other noncurrent liabilities	15	8
Total liabilities	30,958	36,776
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value; 5,000,000 shares authorized as of June 30, 2026 and December 31, 2025; zero shares issued and outstanding as of June 30, 2026 and December 31, 2025	—	—
Class A common stock, $0.00001 par value; 94,000,000 shares authorized as of June 30, 2026 and December 31, 2025; 55,300,389 and 56,219,599 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	1	1
Class B common stock, $0.00001 par value; 134,268 shares authorized as of June 30, 2026 and December 31, 2025; zero shares issued and outstanding as of June 30, 2026 and December 31, 2025	—	—
Additional paid-in capital	725,723	724,819
Accumulated other comprehensive gain (loss)	(336)	459
Accumulated deficit	(499,708)	(465,972)
Total stockholders’ equity	225,680	259,307
Total liabilities and stockholders’ equity	$256,638	$296,083